EXHIBIT 99.1

N E W S   R E L E A S E

Contact:	Peter D. Brown Vice President, Treasurer and Investor Relations Foot Locker, Inc. (212)720-4254

FOOT LOCKER, INC. REPORTS SECOND QUARTER RESULTS

•	Second Quarter EPS from Continuing Operations of $0.28
•	Company Updates Guidance for Balance of Year
•	First Foot Locker Store Opened in Switzerland

NEW YORK, NY, August 18, 2005 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its second quarter ended July 30, 2005.

Second Quarter Results

Net income decreased to $0.28 per share, or $44 million, from $0.53 per share, or $82 million last year. Second quarter results in 2004 included an income tax benefit of $37 million, or $0.24 per share, related to discontinued operations.

Income from continuing operations decreased 3.4 percent to $0.28 per share, or $44 million, from $0.29 per share, or $45 million last year. Included in last year’s results was a loss of $10 million, or $0.07 per share, related to the integration and operation of the 349-store Footaction chain that the Company acquired in May 2004. Also included in last year’s income from continuing operations were income tax benefits related to resolution of U.S. and foreign income tax examinations, resulting in an effective tax rate that was significantly lower than the second quarter of this year. The Company’s higher effective tax rate this year versus the second quarter of last year resulted in an unfavorable comparison of $0.07 per share.

For the second quarter period, sales increased 2.8 percent to $1,304 million this year compared with sales of $1,268 million in the year-ago period. Second quarter comparable-store sales increased 1.3 percent.

“Our second quarter earnings per share were below our initial expectations due to the disappointing financial results of our European business,” stated Matthew D. Serra, Foot Locker, Inc.’s Chairman and Chief Executive Officer. “The second quarter profit decline at Foot Locker Europe essentially offset the combined profit increase generated by our U.S. and other international divisions. We are particularly pleased with the second quarter financial results of our Champs Sports division and expect that our Footaction business will contribute meaningfully to our Company’s financial results for the balance of this year.”

Year-to-Date Results

Year-to-date net income decreased to $0.65 per share, or $102 million, compared with $0.84 per share, or $130 million last year. Income from continuing operations increased 8.3 percent, to $0.65 per share, or $102 million, versus $0.60 per share, or $92 million last year. Year-to-date sales increased 9.3 percent to $2,681 million compared with sales of $2,454 million last year. Comparable-store sales increased 2.0 percent.

“Given the recent challenges in our European business, we have revised our outlook for the balance of the year. We currently expect that our earnings per share from continuing operations to increase 2 to 12 percent during our third and fourth quarters of 2005 as compared with the corresponding periods of the prior year. We believe it is prudent to maintain this outlook for the balance of this year until we see signs of a consistent improvement in our business trends in Europe.”

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Foot Locker, Inc. 112 West 34th Street, New York, NY 10120

Capital Expenditure Update

The Company opened 27 new stores, remodeled/relocated 124 stores and closed 29 stores during the second quarter. At July 30, 2005, the Company operated 3,926 stores in 19 countries in North America, Europe and Australia. The Company also entered its 15th European nation during the second quarter with a new store in Switzerland.

For the full year, the Company increased its targeted store openings program from 100 to 110 new stores, including a total of 23 to be operated under the Footaction brand. The increased openings are expected to be funded under the Company’s existing $170 million capital expenditure program.

During the second quarter, the Company began to execute its $50 million share purchase program, by purchasing 120,000 shares in the open market at a cost of $3 million. Additional shares may be purchased based upon market prices and other factors.

The Company is hosting a live conference call at 10:00 am (EDT) on Friday, August 19, 2005. This conference call may be accessed live from the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. The conference call will be available for webcast replay until 5:00 pm on Monday, August 29, 2005.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, which reflect management’s current views of future events and financial performance. These forward-looking statements are based on many assumptions and factors detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), unseasonable weather, risks associated with foreign global sourcing, including political instability, changes in import regulations, disruptions to transportation services and distribution, economic conditions worldwide, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas and the ability of the Company to execute its business plans effectively with regard to each of its business units. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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FOOT LOCKER, INC.

Condensed Consolidated Statements of Operations

(unaudited)

Periods ended July 30, 2005 and July 31, 2004

(In millions, except per share amounts)

	Second Quarter 2005	Second Quarter 2004
Sales	$1,304	$1,268

Cost of sales (1)	927	899
Selling, general and administrative expenses	265	268
Depreciation and amortization (1)	41	38
Restructuring charge	—	2
Interest expense, net	3	4
Other income	(3)	—
	1,233	1,211
Income from continuing operations before income taxes	71	57
Income tax expense	27	12
Income from continuing operations	44	45

Income from disposal of discontinued operations, net of tax	—	37
Net income	$44	$82

Diluted EPS:
Income from continuing operations	$0.28	$0.29
Income from disposal of discontinued operations, net of tax	—	0.24
Net income	$0.28	$0.53

Weighted-average diluted shares outstanding	158.3	157.1

	Year-To-Date 2005	Year-To-Date 2004
Sales	$2,681	$2,454

Cost of sales (1)	1,886	1,724
Selling, general and administrative expenses	548	516
Depreciation and amortization (1)	82	73
Restructuring charge	—	2
Interest expense, net	6	8
Other income	(3)	—
	2,519	2,323
Income from continuing operations before income taxes	162	131
Income tax expense	60	39
Income from continuing operations	102	92

Income from disposal of discontinued operations, net of tax	—	38
Net income	$102	$130

Diluted EPS:
Income from continuing operations	$0.65	$0.60
Income from disposal of discontinued operations, net of tax	—	0.24
Net income	$0.65	$0.84

Weighted-average diluted shares outstanding	158.2	156.6

(1)	Certain amounts in the prior fiscal year have been reclassified to conform to the presentation in the current fiscal year related to the accounting for construction allowances received from landlords.

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FOOT LOCKER, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(In millions)

	July 30, 2005	July 31, 2004
Assets

CURRENT ASSETS
Cash, cash equivalents and short-term investments	$360	$399
Merchandise inventories	1,379	1,166
Other current assets	187	158
	1,926	1,723

Property and equipment, net (1)	695	718
Deferred tax assets	191	208
Other assets	484	481
	$3,296	$3,130

Liabilities and Shareholders’ Equity

CURRENT LIABILITIES
Accounts payable	$454	$475
Accrued liabilities	303	304
Current portion of long-term debt and obligations under capital leases	18	18
	775	797

Long-term debt and obligations under capital leases (2)	330	339
Other liabilities (1) (2)	296	342
SHAREHOLDERS’ EQUITY	1,895	1,652
	$3,296	$3,130

(1)	Certain amounts in the prior fiscal year have been reclassified to conform to the presentation in the current fiscal year related to the accounting for construction allowances received from landlords.
(2)

Long-term debt and obligations under capital leases increased by $3 million in 2005 and were reduced by $5 million in 2004 representing the fair value of interest rate swaps related to the Company’s 8½% debentures due in 2022.

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FOOT LOCKER, INC.

Store and Estimated Square Footage – Continuing Operations

(unaudited)

(Square footage in thousands)

	July 30, 2005	July 31, 2004	January 29, 2005
Foot Locker U.S.
Number of stores	1,400	1,435	1,428
Gross square footage	5,690	5,847	5,809
Selling square footage	3,337	3,406	3,390

Footaction
Number of stores	358	349	349
Gross square footage	1,705	1,689	1,683
Selling square footage	1,060	1,050	1,049

Lady Foot Locker
Number of stores	554	568	567
Gross square footage	1,239	1,266	1,265
Selling square footage	693	705	705

Kids Foot Locker
Number of stores	333	348	346
Gross square footage	804	842	837
Selling square footage	479	501	497

Champs Sports
Number of stores	563	578	570
Gross square footage	3,105	3,212	3,173
Selling square footage	2,137	2,206	2,178

Foot Locker International
Number of stores	718	680	707
Gross square footage	2,057	1,950	2,013
Selling square footage	1,091	1,043	1,069

Total Athletic Group
Number of stores	3,926	3,958	3,967
Gross square footage	14,600	14,806	14,780
Selling square footage	8,797	8,911	8,888

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